Exhibit 10.18
ALTERYX, INC.

October 2, 2020

Mark Anderson

Sent via email

Dear Mark:

On behalf of Alteryx, Inc. (the “Company”), this letter agreement (this “Agreement”) sets forth the terms and conditions of your appointment as Chief Executive Officer of the Company.

1.Position. Effective as of October 5, 2020 (the “Start Date”), you will be appointed as the Company’s Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Chief Executive Officer, including those set forth in the Company’s Bylaws with respect to the Company’s Chief Executive Officer.

You will be expected to devote your full working time and attention to the business of the Company, and while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that could create an actual or potential business or fiduciary conflict of interest with the Company. Notwithstanding the foregoing, you may maintain your existing board memberships, manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), provided that such activities do not at the time the activity or activities commence or thereafter create an actual or potential business or fiduciary conflict of interest and you comply with applicable Company policies.

You currently serve on the Board, and for so long as you serve as the CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election. If your position as CEO is terminated by you or the Company for any reason, you shall promptly resign from the Board and any committee thereof, unless requested otherwise by the Board.

2.Cash Compensation.

a.Base Salary. The Company will pay you an initial base salary (the “Base Salary”) at the annualized rate of Six Hundred Thousand Dollars ($600,000.00) per year. Payment of your salary shall be less applicable withholding taxes and payable in accordance with the Company’s standard payroll schedule. Your Base Salary for fiscal year 2020 will be pro-rated based upon the number of days you are employed

Exhibit 10.18
as CEO during fiscal year 2020. Your Base Salary will be periodically reviewed as a part of the Company’s regular review of compensation; provided, however, that no change to your Base Salary will be made for 2021.

b.Annual Bonus. You will initially be eligible for an annual target bonus of 100% of your Base Salary (“Target Bonus”), with the actual bonus amount awarded to you (the “Actual Bonus”) based in all cases upon the achievement of Company and individual performance objectives established by the Compensation Committee of the Board. Your Actual Bonus for fiscal year 2020 will be pro-rated based upon the number of days you are employed as CEO during fiscal year 2020. The payment of your Actual Bonus for fiscal year 2020 and subsequent fiscal years will be subject to your continued employment in good standing through and until the date of payment in accordance with the Company’s customary practices, less applicable withholding taxes. Your Target Bonus will be periodically reviewed as a part of the Company’s regular review of compensation; provided, however, that no change to your Target Bonus will be made for 2021 and no decrease in your Target Bonus will be made for 2021 or 2022.

c.Expenses and Reimbursement under Company Policies. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company.

d.Relocation. Your primary work location will be at the Company’s headquarters, currently located in Orange County, California. In connection with your procurement of residential real estate in either Los Angeles County or Orange County, California, the Company will pay you a one-time lump sum amount of Three Hundred Thousand Dollars ($300,000.00), less applicable withholding taxes (the “Relocation Bonus”), within thirty days following Start Date. In the event your services with the Company are terminated for Cause (as defined in the Severance CIC Agreement (as defined below)) or you resign other than other for Good Reason (as defined in the Severance CIC Agreement) within twelve months following your Start Date, you agree to repay the Relocation Bonus to the Company with the repayment decreasing on a prorated basis for each full month employed during such twelve month period (the “Repayment Amount”). The Repayment Amount will include the gross amount of the Repayment Amount received by you (and will not take into account any taxes previously withheld by the Company). If applicable, you agree to repay the Repayment Amount within ten calendar days following the termination of your employment and you hereby authorize the Company to withhold the Repayment Amount from any amounts owed to you, to the extent legally permitted.

3.Benefits. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.
4.CEO Equity Awards. Subject to this Section 4, and in consideration for your services as CEO (notwithstanding any provision in the Company’s Equity Plan (as defined below) to the contrary), you will be granted the New Hire Option and the New Hire RSU (each as defined below and together, the “CEO Equity Awards”) as follows:

Exhibit 10.18
a.New Hire Option. On the second business day following the public announcement of this Agreement, assuming your Start Date occurs on or prior thereto (the “Grant Date”), the Company will grant you a stock option to purchase Three Hundred Thousand (300,000) shares of the Company’s Class A common stock (the “New Hire Option”) under the Company’s 2017 Equity Incentive Plan (the “Equity Plan”). The New Hire Option will vest in twelve equal quarterly installments on each quarterly anniversary of the Grant Date, subject to your continued employment as the CEO, except as set forth in the Severance CIC Agreement. The New Hire Option shall be granted with an exercise price equal to the closing price of the Company’s Class A common stock on the New York Stock Exchange on the Grant Date. The New Hire Option will be a non-qualified stock option and will be exercisable (to the extent vested) for ten years from the Grant Date (subject to earlier termination in connection with the cessation of your services as CEO). The New Hire Option will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan, this Agreement and the Severance CIC Agreement and will permit the transfer of the New Hire Option in connection with estate planning activities as long as the recipient of the transfer qualifies as a “family member” under the instructions to Form S-8 under the Securities Act of 1933.

b.New Hire RSU. On the Grant Date, the Company will grant you an award of restricted stock units to acquire that number of shares of the Company’s Class A common stock equal to Two Hundred Fifty Thousand Dollars ($250,000.00) divided by the average daily closing price of the Company’s Class A common stock on the New York Stock Exchange for the twenty trading days ending on the trading day immediately prior to the Grant Date, rounded up to the nearest whole share (the “New Hire RSU”) under the Equity Plan. The New Hire RSU will vest in full on the one year anniversary of the Grant Date, subject to your continued employment as the CEO, except as set forth in the Severance CIC Agreement. The New Hire RSU will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan, this Agreement and the Severance CIC Agreement.

c.Fiscal 2021 Equity Awards. You will not be entitled to additional equity incentive awards in 2021.

5.Board Compensation. You acknowledge that for so long as you are serving as CEO, you shall not receive any cash or equity compensation as a non-employee member of the Board; provided, that, any restricted stock units previously awarded to you in your capacity as a member of the Board will continue to vest according to their terms following the Start Date and will remain entitled to acceleration upon a Change in Control pursuant to Section 21.3 of the Equity Plan. For the avoidance of doubt, any CEO Equity Awards granted to you as compensation for your employment as CEO are not entitled to acceleration upon a Change in Control pursuant to Section 21.3 of the Equity Plan and are only eligible for the acceleration set forth in the Severance CIC Agreement.

6.Severance and Change in Control Agreement. You and the Company have entered into the Severance and Change in Control Agreement, dated on or about the date hereof (the “Severance CIC Agreement”).

7.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of

Exhibit 10.18
service as CEO with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of service as CEO to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, any reference herein to a termination of your employment is intended to constitute a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder, and shall be so construed.

8.At Will Employment. Your service with the Company as CEO is for no specific period of time. Your service with the Company will be “at will,” meaning that either you or the Company may terminate your service as CEO at any time and for any reason, with or without cause, subject to the terms of the Severance CIC Agreement. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your service as CEO may only be changed in an express written agreement signed by you and the Chairman of the Board or the Lead Independent Director.

Exhibit 10.18
9.Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality and invention assignment agreement (a form or forms of which was been provided to you and which you shall execute on or before your first day of employment) (the “Confidentiality Agreement”), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

10.Company Records and Confidential Information.

a.Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of your service as CEO, subject to your reasonable needs to fulfill your fiduciary duties as a member of the Board, if applicable.

b.Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

11.Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time, and will continue to be subject to indemnification as required by the Company’s Bylaws and the Indemnification Agreement previously entered into between you and the Company upon the commencement of your service as a member of the Board.

12.Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Orange County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your service as CEO with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you

Exhibit 10.18
or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

13.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment and forfeiture policy and any additional compensation recoupment policy or amendments to the then-current policy adopted by the Board or any committee thereof as required by law during the term of your service as CEO with the Company that is applicable generally to executive officers of the Company.

14.Miscellaneous.

a.Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

b.Notices. Notices under this Agreement must be in writing and will be deemed to have been given when delivered to you by email at and personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board and the Lead Independent Director at the Company’s corporate headquarters.

c.Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and the Chairman of the Board or the Lead Independent Director. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

d.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

e.Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

f.Entire Agreement. This Agreement, the Severance CIC Agreement, the Confidentiality Agreement, the Equity Plan and the written agreements representing the New Hire Option and the New Hire RSU represent the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived,

Exhibit 10.18
only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

g.Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.Survival. The provisions of this Agreement shall survive the termination of your service as CEO for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

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Exhibit 10.18
Please sign and date this Agreement, and return it to me if you wish to accept service as CEO at the Company under the terms described above.

Best regards,

/s/ Chuck Cory
Chuck Cory
Lead Independent Director of the Board of Directors
Alteryx, Inc.

I, the undersigned, hereby accept and agree to the terms and conditions of my service as CEO with the Company as set forth in this Agreement.

By: /s/ Mark Anderson
Mark Anderson

Date: 10/3/2020

[SIGNATURE PAGE TO CEO LETTER AGREEMENT]